Exhibit 99.1

Xylem Inc.

1 International Drive, Rye Brook N.Y. 10573

Tel +1.914.323.5700 Fax +1.914.696.2960

Contacts:	Media	Investors
	Kelly McAndrew +1 (914) 323-5969	Phil DeSousa +1 (914) 323-5930
	Kelly.McAndrew@xyleminc.com	Phil.DeSousa@xyleminc.com

Xylem Inc. reports improved third quarter earnings

•	Third quarter 2014 adjusted net income was $97 million or $0.53 per share, up 8 percent over third quarter 2013; GAAP net income was $106 million or $0.58 per share, up 49 percent

•	Third quarter orders exceeded $1 billion, growing 8 percent year-over-year and outpacing third quarter revenue of $963 million

•	Strong operational performance drove a 40 basis-point improvement in third quarter 2014 adjusted operating margin to 13.9 percent; up 330 basis points to 13.5 percent on a GAAP basis

•	Company narrows guidance range for 2014 full-year adjusted earnings per share to $1.92 to $1.98; GAAP earnings per share of $1.79 to $1.88

RYE BROOK, N.Y., October 28, 2014 – Xylem Inc. (NYSE: XYL), a leading global water technology Company dedicated to solving the world’s most challenging water issues, today announced third quarter 2014 net income of $106 million, or $0.58 per share. Excluding the gain on the sale of a business, impact of restructuring and realignment costs and other special charges, adjusted net income was $97 million or $0.53 per share, an increase of 4 cents or 8 percent from the comparable period in 2013. Third quarter revenue was $963 million, up 1 percent organically, reflecting strength in the U.S. and emerging markets, which was partially offset by weaker market conditions in Europe. Third quarter adjusted operating margin improved 40 basis points, driven by increased operating efficiencies and ongoing cost-reduction initiatives.

“We are continuing on a strong path and are on track to deliver on our full-year commitments. We generated strong order growth this quarter and further expanded our operating margin to a third-quarter record performance,” said Patrick Decker, president and chief executive officer of Xylem. “We continued to see strength in emerging markets that, among other big wins, included a nearly $20 million order for customized column pumps as part of a hydropower dam in the Mekong River in Laos and a $7 million win in India that is part of a large project to divert excess flood water from the Narmada River.”

Decker continued, “As we look ahead to 2015, we intend to further focus on the growing strength we see in key developing markets, while improving operational execution across the Company. We are continuing to evolve our organization to ensure we have the right capabilities to solve our customers’ most challenging water issues in order to drive further growth and deliver greater shareholder value.”

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Full-year 2014 Outlook

Xylem narrowed its EPS guidance, and now expects to deliver adjusted EPS of $1.92 to $1.98, reflecting 15 to 19-percent growth over its 2013 results. Full-year 2014 adjusted net income now is expected to be in the range of $355 to $365 million. Revenue is expected to be approximately $4 billion for 2014, up 2 percent versus the prior year. The Company anticipates that restructuring and realignment costs will range from $40 to $50 million for the year.

Third Quarter Segment Results

Water Infrastructure

Xylem’s Water Infrastructure segment consists of its businesses serving clean water delivery, wastewater transport and treatment, dewatering and analytical instrumentation.

•	The Company delivered third quarter 2014 revenue of $619 million, up 1 percent organically compared with the prior year period, with growth driven by strength in U.S. water, wastewater and dewatering transport applications, and continued strength in Xylem’s test platform. This growth was partially offset by weaker European market conditions and year-over-year timing in public utility treatment projects.

•	Third quarter adjusted segment operating income increased 1 percent year-over-year to $97 million. Adjusted operating margin for the quarter increased 20 basis points to 15.7 percent, primarily driven by the impact of significant cost reductions and higher volume, which was partially offset by unfavorable mix and price.

Applied Water

Xylem’s Applied Water segment consists of its portfolio of businesses in residential and commercial building services, and industrial and agricultural applications.

•	Third quarter 2014 revenue was $362 million, up 1 percent organically compared with the third quarter 2013. This result reflects growth across all U.S. end markets and applications, as well as continued strength in China. Partially offsetting these gains was weakness in the Company’s Southern and Eastern European markets, and Latin America.

•	Third quarter adjusted segment operating income grew 20 percent to $53 million versus the comparable period last year. Adjusted operating margin grew 240 basis points to 14.6 percent, primarily driven by the impact of cost reduction actions and modest price realization.

Supplemental information on Xylem’s third quarter earnings and reconciliations for certain non-GAAP items are posted at http://investors.xyleminc.com.

About Xylem

Xylem (XYL) is a leading global water technology provider, enabling customers to transport, treat, test and efficiently use water in public utility, residential and commercial building services, industrial and agricultural settings. The company does business in more than 150 countries through a number of market-leading product brands, and its people bring broad applications expertise with a strong focus on finding local solutions to the world’s most challenging water and

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wastewater problems. Xylem is headquartered in Rye Brook, New York, with 2013 revenues of $3.8 billion and more than 12,500 employees worldwide. Xylem was named to the Dow Jones Sustainability Index for the last three years for advancing sustainable business practices and solutions worldwide.

The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all — that which occurs in nature. For more information, please visit us at www.xylem.com.

Forward-Looking Statements

This document contains information that may constitute “forward-looking statements.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Generally, the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

These forward-looking statements include, but are not limited to, statements about the capitalization of Xylem Inc. (the “Company”), the Company’s restructuring and realignment, future strategic plans and other statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to orders, revenues, operating margins and earnings per share growth, and statements expressing general views about future operating results — are forward-looking statements.

Caution should be taken not to place undue reliance on any such forward-looking statements because they involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and those described from time to time in subsequent reports filed with the Securities and Exchange Commission.

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XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in millions, except per share data)

	Three Months		Nine Months
For the periods ended September 30,	2014	2013	2014	2013
Revenue	$963	$965	$2,874	$2,804
Cost of revenue	587	581	1,768	1,715

Gross profit	376	384	1,106	1,089
Selling, general and administrative expenses	222	257	688	747
Research and development expenses	24	24	78	78
Restructuring charges	—	5	18	30

Operating income	130	98	322	234
Interest expense	14	14	41	41
Other non-operating income (expense), net	1	(1)	1	(2)
Gain from sale of business	11	—	11	—

Income before taxes	128	83	293	191
Income tax expense	22	10	52	31

Net income	$106	$73	$241	$160

Earnings per share:
Basic	$0.58	$0.39	$1.31	$0.86
Diluted	$0.58	$0.39	$1.31	$0.86
Weighted average number of shares:
Basic	182.2	185.2	183.4	185.5
Diluted	183.4	186.0	184.6	186.2
Dividends declared per share	$0.1280	$0.1164	$0.3840	$0.3492

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XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$529	$533
Receivables, less allowances for discounts and doubtful accounts of $30 and $31 in 2014 and 2013, respectively	804	817
Inventories, net	516	475
Prepaid and other current assets	141	143
Deferred income tax assets	35	41

Total current assets	2,025	2,009
Property, plant and equipment, net	454	488
Goodwill	1,667	1,718
Other intangible assets, net	448	488
Other non-current assets	220	193

Total assets	$4,814	$4,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$314	$332
Accrued and other current liabilities	495	479
Short-term borrowings and current maturities of long-term debt	41	42

Total current liabilities	850	853
Long-term debt	1,199	1,199
Accrued postretirement benefits	319	348
Deferred income tax liabilities	183	191
Other non-current accrued liabilities	70	64

Total liabilities	2,621	2,655

Commitments and contingencies (Note 17)
Stockholders’ equity:
Common Stock – par value $0.01 per share:
Authorized 750.0 shares, issued 188.4 shares and 187.6 shares in 2014 and 2013, respectively	2	2
Capital in excess of par value	1,785	1,753
Retained earnings	575	405
Treasury stock – at cost 6.5 shares and 3.0 shares in 2014 and 2013, respectively	(218)	(86)
Accumulated other comprehensive income	49	167

Total stockholders’ equity	2,193	2,241

Total liabilities and stockholders’ equity	$4,814	$4,896

XYLEM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in millions)

For the nine months ended September 30,	2014	2013
Operating Activities
Net income	$241	$160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	70	72
Amortization	37	38
Share-based compensation	14	21
Restructuring charges	18	30
Gain from sale of businesses	(11)	—
Other, net	(2)	11
Payments for restructuring	(20)	(24)
Changes in assets and liabilities (net of acquisitions):
Changes in receivables	(40)	(71)
Changes in inventories	(62)	(59)
Changes in accounts payable	(2)	4
Other, net	10	(19)

Net Cash – Operating activities	253	163

Investing Activities
Capital expenditures	(77)	(91)
Acquisitions of businesses and assets, net of cash acquired	—	(81)
Proceeds from sale of business	30	—
Proceeds from the sale of property, plant and equipment	2	7

Net Cash – Investing activities	(45)	(165)

Financing Activities
Issuance of short-term debt	2	—
Principal payments of debt and capital lease obligations	—	(2)
Repurchase of common stock	(132)	(44)
Proceeds from exercise of employee stock options	17	2
Dividends paid	(71)	(65)
Excess tax benefit from share based compensation	1	—
Other, net	1	—

Net Cash – Financing activities	(182)	(109)

Effect of exchange rate changes on cash	(30)	1

Net change in cash and cash equivalents	(4)	(110)
Cash and cash equivalents at beginning of year	533	504

Cash and cash equivalents at end of period	$529	$394

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$36	$37
Income taxes (net of refunds received)	$69	$61

Xylem Inc. Non-GAAP Measures

Management views key performance indicators including revenue, gross margins, segment operating income and margins, orders growth, free cash flow, working capital, and backlog, among others. In addition, we consider certain measures to be useful to management and investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations, liquidity and management of assets. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for revenue, operating income, net income, earnings per share (basic and diluted) or net cash from operations as determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators:

“Organic revenue” and “Organic orders” defined as revenue and orders, respectively, excluding the impact of foreign currency fluctuations, intercompany transactions, and contributions from acquisitions and divestitures. Divestitures include sales of portions of our business that did not meet the criteria for classification as a discontinued operation or insignificant portions of our business that we did not classify as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations assumes no change in exchange rates from the prior period.

“Constant currency” defined as financial results adjusted for currency translation impacts by translating current period and prior period activity using the same currency conversion rate. This approach is used for countries whose functional currency is not the U.S. dollar.

“EBITDA” defined as earnings before interest, taxes, depreciation, amortization expense, and share-based compensation. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude non-recurring restructuring and realignment costs, gain on sale of business and special charges.

“Adjusted Operating Income,” “Adjusted Segment Operating Income,” and “Adjusted EPS” defined as operating income, segment operating income and earnings per share, adjusted to exclude non-recurring restructuring and realignment costs, gain on sale of business, special charges and tax-related special items, as applicable.

“Free Cash Flow” defined as net cash from operating activities, as reported in the Statement of Cash Flow, less capital expenditures as well as adjustments for other significant items that impact current results which management believes are not related to our ongoing operations and performance. Our definition of free cash flows does not consider non-discretionary cash payments, such as debt.

“Realignment costs” defined as non-recurring costs not included in restructuring costs that are incurred as part of actions taken to reposition our business, including items such as professional fees, relocation, travel and other costs.

“Special charges” defined as costs incurred by the Company associated with the settlement of legal proceedings with Xylem Group LLC and certain costs incurred for the change in chief executive officer made during the third quarter of 2013, as well as costs incurred in the fourth quarter of 2013 for the contractual indemnification of federal tax obligations to ITT and costs associated with a legal judgment arising from a historical acquisition matter.

Xylem Inc. Non-GAAP Reconciliation

Reported vs. Organic & Constant Currency Order Growth

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)					Constant Currency
		(A)	(B)		(C)	(D)	(E)	(F) = B+C+D+E	(G) = F/A	(H) = (F - C) / A
	Orders	Orders	Change 2014 v. 2013	% Change 2014 v. 2013	Acquisitions / Divestitures	FX Contribution	Eliminations	Change Adj. 2014 v. 2013	% Change Adj. 2014 v. 2013
	2014	2013
Nine Months Ended September 30

Xylem Inc.	3,051	2,926	125	4%	(3)	(3)	—	119	4%	4%

Water Infrastructure	1,973	1,865	108	6%	(8)	7	3	110	6%	6%
Applied Water	1,135	1,111	24	2%	5	(11)	(9)	9	1%	0%

Quarter Ended September 30

Xylem Inc.	1,027	955	72	8%	5	2	—	79	8%	8%

Water Infrastructure	680	617	63	10%	—	4	1	68	11%	11%
Applied Water	363	355	8	2%	5	(2)	—	11	3%	2%

Quarter Ended June 30

Xylem Inc.	1,031	1,009	22	2%	(1)	(8)	—	13	1%	1%

Water Infrastructure	674	647	27	4%	(1)	(3)	—	23	4%	4%
Applied Water	378	378	—	0%	—	(5)	(6)	(11)	-3%	-3%

Quarter Ended March 31

Xylem Inc.	993	962	31	3%	(7)	3	—	27	3%	4%

Water Infrastructure	619	601	18	3%	(7)	6	2	19	3%	4%
Applied Water	394	378	16	4%	—	(4)	(3)	9	2%	2%

Note: Due to rounding the sum of segment amounts may not agree to Xylem totals.

Xylem Inc. Non-GAAP Reconciliation

Reported vs. Organic & Constant Currency Revenue

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)					Constant Currency
		(A)	(B)		(C)	(D)	(E)	(F) = B+C+D+E	(G) = F/A	(H) = (F - C) / A
	Revenue	Revenue	Change 2014 v. 2013	% Change 2014 v. 2013	Acquisitions / Divestitures	FX Contribution	Eliminations	Change Adj. 2014 v. 2013	% Change Adj. 2014 v. 2013
	2014	2013
Nine Months Ended September 30

Xylem Inc.	2,874	2,804	70	2%	1	(1)	—	70	2%	2%

Water Infrastructure	1,823	1,766	57	3%	(6)	9	3	63	4%	4%
Applied Water	1,105	1,086	19	2%	7	(11)	(7)	8	1%	0%

Quarter Ended September 30

Xylem Inc.	963	965	(2)	0%	7	2	—	7	1%	0%

Water Infrastructure	619	619	—	0%	—	4	—	4	1%	1%
Applied Water	362	360	2	1%	7	(2)	(3)	4	1%	-1%

Quarter Ended June 30

Xylem Inc.	1,005	960	45	5%	(1)	(7)	—	37	4%	4%

Water Infrastructure	636	596	40	7%	(1)	(2)	2	39	7%	7%
Applied Water	388	381	7	2%	—	(6)	(3)	(2)	-1%	-1%

Quarter Ended March 31

Xylem Inc.	906	879	27	3%	(5)	4	—	26	3%	4%

Water Infrastructure	568	551	17	3%	(5)	7	1	20	4%	5%
Applied Water	355	345	10	3%	—	(3)	(1)	6	2%	2%

Note: Due to rounding the sum of segment amounts may not agree to Xylem totals.

Xylem Inc. Non-GAAP Reconciliation

Adjusted Operating Income

($ Millions)

	Q3		YTD
	2014	2013	2014	2013
Total Revenue
• Total Xylem	963	965	2,874	2,804
• Water Infrastructure	619	619	1,823	1,766
• Applied Water	362	360	1,105	1,086

Operating Income
• Total Xylem	130	98	322	234
• Water Infrastructure	94	88	217	171
• Applied Water	52	40	145	125
• Total Segments	146	128	362	296

Operating Margin
• Total Xylem	13.5%	10.2%	11.2%	8.3%
• Water Infrastructure	15.2%	14.2%	11.9%	9.7%
• Applied Water	14.4%	11.1%	13.1%	11.5%
• Total Segments	15.2%	13.3%	12.6%	10.6%

Special Charges
• Total Xylem	—	20	—	20

Restructuring & Realignment Costs
• Total Xylem	4	12	31	52
• Water Infrastructure	3	8	20	40
• Applied Water	1	4	11	12
• Total Segments	4	12	31	52

Adjusted Operating Income*
• Total Xylem	134	130	353	306
• Water Infrastructure	97	96	237	211
• Applied Water	53	44	156	137
• Total Segments	150	140	393	348

Adjusted Operating Margin*
• Total Xylem	13.9%	13.5%	12.3%	10.9%
• Water Infrastructure	15.7%	15.5%	13.0%	11.9%
• Applied Water	14.6%	12.2%	14.1%	12.6%
• Total Segments	15.6%	14.5%	13.7%	12.4%

*	Adjusted Operating Income excludes restructuring & realignment costs and special charges.

Xylem Inc. Non-GAAP Reconciliation

Adjusted Diluted EPS

($ Millions, except per share amounts)

	Q3 2013				Q3 2014
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
Total Revenue	965			965	963			963
Operating Income	98	32	a	130	130	4	c	134
Operating Margin	10.2%			13.5%	13.5%			13.9%
Interest Expense	(14)			(14)	(14)			(14)
Other Non-Operating Income (Expense)	(1)			(1)	1			1
Gain on sale of business	—			—	11	(11)		—

Income before Taxes	83	32		115	128	(7)		121
Provision for Income Taxes	(10)	(13	) b	(23)	(22)	(2	) b	(24)

Net Income	73	19		92	106	(9)		97

Diluted Shares	186.0			186.0	183.4			183.4
Diluted EPS	$0.39	$0.10		$0.49	$0.58	$(0.05)		$0.53

	Q3 YTD 2013				Q3 YTD 2014
	As Reported	Adjustments		Adjusted	As Reported	Adjustments		Adjusted
Total Revenue	2,804			2,804	2,874			2,874
Operating Income	234	72	a	306	322	31	c	353
Operating Margin	8.3%			10.9%	11.2%			12.3%
Interest Expense	(41)			(41)	(41)			(41)
Other Non-Operating Income (Expense)	(2)			(2)	1			1
Gain on sale of business	—			—	11	(11)		—

Income before Taxes	191	72		263	293	20		313
Provision for Income Taxes	(31)	(24	) b	(55)	(52)	(13	) b	(65)

Net Income	160	48		208	241	7		248

Diluted Shares	186.2			186.2	184.6			184.6
Diluted EPS	$0.86	$0.26		$1.12	$1.31	$0.04		$1.35

a	Restructuring & realignment costs and special charges
b	Net tax impact of restructuring & realignment costs, special charges and special tax items
c	Restructuring & realignment costs

Xylem Inc. Non-GAAP Reconciliation

Net Cash - Operating Activities vs. Free Cash Flow

($ Millions)

	Nine Months Ended
	2014	2013

Net Cash - Operating Activities	$253	$163

Capital Expenditures	(77)	(91)

Free Cash Flow	$176	$72

Net Income	241	160

Gain on Sale of Business	11	—

Net Income, excluding gain on sale of business	$230	$160

Free Cash Flow Conversion	77%	45%